Exhibit 10.1

	AECOM 1999 Avenue of the Stars Suite 2600 Los Angeles, CA 90067 www.aecom.com	213.593.8723 tel 213.593.8727 fax
Michael S. Burke Chairman and Chief Executive Officer

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (“Agreement”)  is executed and delivered by Stephen M. Kadenacy (“Executive”) to and for the benefit of AECOM, a Delaware corporation, and any parent, subsidiary or affiliated corporation or related entity of AECOM (collectively, “AECOM” or “Company”).

1.              STATUS OF EMPLOYMENT

Executive and Company have agreed that Executive’s employment with Company will cease effective June 30, 2017 (“Separation Date”).

2.              STATUS OF COMPENSATION AND BENEFITS

The following payments, benefits and terms apply to Executive as a result of separation of employment from the Company:

a.              Executive will be paid his base salary through the Separation Date.

b.              Executive will be paid for any remaining accrued but unused PTO through the Separation Date.

c.               Executive will be notified separately of his right to continue his health, dental and vision insurance coverage in accordance with law.

d.              Executive will be eligible to utilize the Company’s EAP benefits for 90-days after his Separation Date. Group life insurance, short term disability and personal accident insurance offered through the Company will end on his Separation Date; however, Executive will have 31 days from his Separation Date to convert the group life insurance policy to an individual policy.

e.               Upon expiration of the trading window in effect at time of his separation, Executive will be removed from the list of Company insiders subject to the Company’s periodic trading windows; provided, however, Executive acknowledge (i) that any securities trades Executive make remain at all times subject to federal and state securities laws and regulations, including those prohibiting trading while in possession of material nonpublic information and (ii) that Executive will comply with such laws and regulations.  Except as set forth in Section 3(b) below, any unvested stock, stock options or other equity or long-term incentives, including but not limited to any RSUs and PEPs for which applicable restrictions had not previously lapsed, shall be forfeited upon the Separation Date.

f.                Executive will not be eligible to contribute additional amounts or receive additional matching contributions in the AECOM 401(k) plan after the Separation Date. However, monies in his accounts will be available to Executive under the terms of the plan. Executive can choose to roll over his account balance to another 401(k) plan or IRA.

3.              SEPARATION PAYMENTS

In consideration for signing (without revoking) this Agreement on a timely basis and subject to his ongoing compliance with its terms, Executive will receive the following Severance Payment and Stock Payment (collectively the “Separation Payments”):

a.              Severance Payment: A lump sum severance payment in the total amount of $2,019,148 before applicable taxes, deductions, and withholding (the “Severance Payment”) comprised of (i) one year of Executive’s base salary ($775,008); (ii) a prorated portion ($639,382) of the FY17 EIP bonus for which Executive would have been eligible had Executive remained employed through the bonus payment date in accordance with the governing plan; and (iii) additional consideration of $604,758.

b.              Stock Payment: The Company will exercise its discretion under the AECOM Amended and Restated 2006 Stock Incentive Plan (“the Plan”) to provide Executive with accelerated pro rata vesting, as of the Separation Date, of Executive’s 2015 and 2016 Restricted Stock Unit (RSU) and Performance Earnings Program (PEP) awards, covering a total of 154,450 shares of AECOM stock (the “Stock Payment”).  The approximate value of the Stock Payment (based on the last reported trading price of AECOM’s stock on June 22, 2017) is $4,994,913.  The accelerated vesting of these 2015 and 2016 RSU and PEP awards will be settled in shares of AECOM stock as described below, subject to all other terms and conditions of this Agreement and the Plan: (i) RSU15: 33,478 shares; (ii) RSU16: 25,402 shares; (iii) PEP15: 53,457 shares; and (iv) PEP16: 42,113 shares.

c.               The Separation Payments will be provided to Executive subject to the terms and conditions noted in this Agreement, including but not limited to:

i.                  Executive will not be eligible to receive any portion of the Separation Payments unless Executive executes this Agreement within 21 days following the date Executive first receives this Agreement and does not revoke it.

ii.               The Stock Payment will be vested and settled in shares of AECOM stock, and the net shares from Executive’s RSU and PEP payments, less any necessary deductions for income tax and other required withholdings, will be automatically deposited into Executive’s Merrill Lynch brokerage account approximately one week after vesting and settlement (meaning one week after the Separation Date) but in no event prior to the end of the Revocation Period.

iii.            Executive agrees that the Separation Payments provided under this Agreement are greater than what Executive would be legally entitled to receive in the absence of this Agreement. Executive further agrees that Executive is not entitled to any further compensation or benefits, including any severance, separation payments, bonus, equity, or pay in lieu of any such compensation or benefit, from the Company or other AECOM-affiliated companies, except as provided in this Agreement, and that Executive is forfeiting all other rights to any current of future unvested RSU and PEP awards.

4.              NON-COMPETITION AND NON-SOLICITATION

Executive agrees that he shall not at any time during the period commencing upon his receipt of this Agreement and extending until twelve (12) months following the Separation Date (the “Restricted Period”), directly or indirectly:

a.              obtain any interest in, own, manage, operate, control, participate in, become connected with (whether as a stockholder (other than as a stockholder of less than five percent (5%) of the issued and outstanding stock of a publicly held corporation), joint venturer, officer, director, representative, partner, employee or consultant), or otherwise engage, invest or participate in any activity, project, contract, business, that shall compete with the Company Business(1) in any area or subject where Executive has worked on, supervised, assisted in or has special knowledge of such Company Business or similar activity for the Company;

(1)  “Company Business” is defined in this Agreement as the business of professional technical and management support services.

b.              solicit or accept, directly or indirectly, any work competitive to the Company Business from: (i) any person or entity for whom the Company is rendering services as of the Separation Date; (ii) any person or entity for whom the Company has rendered services at any time during the six (6) months preceding the Separation Date; or (iii) any person or entity to whom the Company has made a proposal to perform or render services to or for within one (1) year prior to the Separation Date;

c.               solicit, attempt to solicit, induce or otherwise cause any existing or future customer or client of the Company, to terminate, fail to extend or renew, reduce the funding of, or fail to provide additional funding for, any contract, proposal or work with the Company;

d.              become connected with, or otherwise engage or invest or participate in any bid, proposal, contract or project of a competitor of the Company Business that (i) has been awarded to such competitor after the Separation Date and (ii) competes with the Company Business; or

e.               solicit, attempt to solicit, induce or otherwise cause any existing or prospective employee of the Company, to terminate or abort his or her employment with the Company, or hire or attempt to hire any existing or prospective employee of the Company to be employed or engaged as a consultant or employee by Executive or for any firm, organization, business, partnership, corporation, or association with which Executive shall have an association.

5.              WAIVER AND RELEASE

In exchange for the Separation Payments, Executive, on behalf of himself, his heirs, beneficiaries, executors, administrators, representatives, assigns, and agents hereby fully releases, acquits, and forever discharges the Company, its past, present, and future predecessors, successors, parent companies, subsidiary companies, affiliated entities, related entities, operating entities, and its and their past, present, and future officers, directors, shareholders, members, investors, partners, employees, agents, attorneys, insurers, reinsurers, and all of its and their past, present, and future compensation and employee benefits plans (including trustees, fiduciaries, administrators, and insurers of those plans) (collectively, the “Released Parties”) from any and all causes of action, lawsuits, proceedings, complaints, charges, debts, contracts, judgments, damages, claims, attorney’s fees, costs, expenses, and compensation whatsoever, of whatever kind or nature, in law, or equity or otherwise, whether known or unknown, vested or contingent, suspected or unsuspected, that Executive may now have, has ever had, or hereafter may have relating directly or indirectly to his employment with the Company, the termination of his employment with the Company, the benefits or attributes of his employment with the Company, and/or any other act, omission, event, occurrence, or non-occurrence involving the Company or any of the Released Parties.  Executive also releases all of the Released Parties of and from any and all claims Executive has or may have that arose prior to the date Executive signs this Agreement, arising from any violation or alleged violations of federal, state or local human rights, fair employment practices and/or other laws by any of the Released Parties for any reason under any legal theory including, but not limited to, the Age Discrimination in Employment Act (“ADEA”); the Americans With Disabilities Act of 1990 (“ADA”); the Consolidated Omnibus Budget Reconciliation Act (“COBRA”); the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”); the Employee Retirement Income Security Act of 1974 (“ERISA”); the Equal Pay Act (“EPA”); the Fair Labor Standards Act (“FLSA”); the Fair Credit Reporting Act (“FCRA”); the Family and Medical Leave Act (“FMLA”); the Genetic Information Nondiscrimination Act

(“GINA”); the Immigration Reform and Control Act (“IRCA”); the Lilly Ledbetter Fair Pay Act; the National Labor Relations Act (“NLRA”); the Labor Management Relations Act (“LMRA”); the Occupational Safety and Health Act (“OSHA”); the Older Workers Benefit Protection Act (“OWBPA”); the Rehabilitation Act of 1973; the Sarbanes-Oxley Act of 2002 (“SOX”); the Uniformed Services Employment and Reemployment Rights Act of 1994 (“USERRA”); Sections 1981 through 1988 of Title 42 of the United States Code; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Worker Adjustment and Retraining Notification Act (“WARN”), and/or all other federal, state, or local laws, statutes ordinances, constitutions rules, orders or regulations, all as they may be amended.  Executive also forever waives, releases, discharges and gives up all claims, real or perceived and now known or unknown, for breach of implied or express contract, breach of promise, breach of the covenant of good faith and fair dealing, wrongful or retaliatory discharge, discrimination, harassment, promissory estoppel, assault, battery, false imprisonment, defamation, libel, slander, intentional and negligent infliction of emotional distress, duress, fraudulent and negligent misrepresentation, defamation, violation of public policy, negligence, and all other claims or torts arising under any federal, state or local law, regulation, constitution, ordinance or judicial decision; and any claim concerning wages, benefits, severance payments, bonus payments, payments pursuant to any agreement with the Company, stock, stock options, or stock option agreement.  Executive also agrees to waive any right he has to pursue any claim or grievance through any internal channel of the Company and/or its affiliates. Executive understands and agrees that his waivers include both claims that he knows about and those he may not know about which have arisen on or before the date on which he signs this Agreement.

Executive further agrees to waive all rights under Section 1542 of the Civil Code of the State of California, up to and including the date he signs this agreement.  Section 1542 provides as follows:

“A general release does not extend to claims which a creditor does not know of or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Executive further agrees and represents that he has had an opportunity to consult with an attorney over the meaning and significance of this Civil Code §1542 waiver and that he knowingly and voluntarily waives his rights under this statute.

6.              PROMISE NOT TO SUE

Executive has not, at any time up to and including the date on which he signs this Agreement, commenced, and will not in the future commence, to the full extent permitted by law, any action or proceeding, or file any action, of any nature arising out of the matters released by paragraph 5 other than as specifically identified therein, and Executive waives to the full extent permitted by law, any right to any monetary or equitable relief in any proceeding that may relate to the matters released by paragraph 5.

7.              EXCLUSIONS FROM WAIVERS AND RELEASE OF CLAIMS

Notwithstanding anything else stated in this Agreement, Executive understands and agrees that:

a.              Nothing in this Agreement is intended to limit or restrict any rights that Executive may have to enforce this Agreement or to interfere with or affect a waiver of any other right that cannot, by express and unequivocal terms of law, be limited, waived, or extinguished. This Agreement also does not apply to any claims that the controlling law clearly states may not be released by private agreement.

b.              This Agreement does not affect Executive’s non-forfeitable rights to his accrued benefits (within the meaning of Sections 203 and 204 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) under the Company’s ERISA-covered employee benefits plans.

c.               This Agreement shall not apply to rights or claims that may arise after the effective date of this Agreement.

d.              This Agreement does not preclude filing a charge with or participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”), the U.S. Department of Labor (“DOL”), the National Labor Relations Board (“NLRB”) or any other federal, state, or local labor board or agency charged with enforcing employment laws.  However, by signing this Agreement, Executive understands and agrees that he is waiving any right to recover money or other individual relief based on claims asserted in such a charge in any proceeding brought by him or on his behalf.

e.               This Agreement does not preclude Executive’s ability to report fraud, waste or abuse to federal officials regarding the Company’s management of public contracts, or his obligation to cooperate with any government authorities.

f.                This Agreement does not limit any statutory rights Executive may have to bring an action to challenge the terms of this Agreement or contest the validity of the release contained in this Agreement under the Age Discrimination in Employment Act (“ADEA”) or the Older Workers Benefits Protection Act (“OWBPA”).

g.               This Agreement does not limit or waive Executive’s right to file an application for an award for original information submitted pursuant to Section 21F of the Securities Exchange Act of 1934.

8.              CONFIDENTIALITY

Executive acknowledges that during his employment with the Company he acquired certain confidential, proprietary or otherwise non-public information concerning the Company, which may include, without limitation, intellectual property, trade secrets, financial data, strategic business or marketing plans, and other sensitive information concerning the Company, its employees, past or present directors, executives, officers, agents, or customers (“Confidential Information”). Executive agrees that he has not, and will not, disclose any Confidential Information to any person or entity, except as required by law.

Notwithstanding any other provision of this Agreement or any other agreement, Executive understands that if he makes a confidential disclosure of a Company trade secret to a government official or an attorney for the purpose of reporting or investigating a suspected violation of law, or in a court filing under seal, he will not be held liable under this Agreement or any other agreement, or under any federal or state trade secret law for such a disclosure.  Moreover, nothing in this Agreement or any other agreement shall prevent Executive from making a confidential disclosure of any other Confidential Information to a government official, to an attorney as necessary to obtain legal advice or in a court filing under seal.

9.              COOPERATION WITH LEGAL PROCEEDINGS

Upon reasonable notice, Executive will provide information and proper assistance to the Company (including truthful testimony and document preservation and production) in any litigation or potential litigation in which he is, or may be, a witness, or as to which he possesses, or may possess, relevant information. The Company will pay Executive’s reasonable expenses incurred in complying with this paragraph.

10.       ACKNOWLEDGEMENTS

a.              Executive acknowledges and represents that the Company has paid all wages, bonuses, commissions, overtime, expenses, vacation/PTO, and/or other benefits due to him up to and including the Separation Date.

b.              Executive represents that he has reported to the Company any and all work-related injuries or illnesses incurred by him during his employment with the Company.

c.               Executive acknowledges and represents that during his employment and through the date he signs this Agreement, he has made full and truthful disclosures to the Company about any misconduct of which he may have been aware by or on behalf of the Company or any of its employees, officers, directors, consultants, agents or other third-parties.

d.              Executive acknowledges that, if he is an officer of, or served in any elected or appointed position for the Company or any of its subsidiaries or affiliates, then his signature on this Agreement constitutes his resignation, effective on the Separation Date, from any and all such offices or positions.

11.       NON-DISPARAGEMENT

Executive has not, and will not, make any statements or take any actions detrimental to the interests of the Company, including, without limitation, negatively comment on, disparage, or call into question the business operations or conduct of the Company or its past or present clients, shareholders, directors, executives, officers, employees or agents.  The members of Company’s Executive Leadership Team have not, and will not, make any statements or take any actions detrimental to the interests of Executive, including, without limitation, negatively comment on, disparage, or call into question the conduct of the Executive.

12.       NOTICE AND REVOCATION PERIODS

Executive acknowledges that he was advised that he could take up to twenty-one (21) days from the date this Agreement was given to Executive to review the Agreement and decide whether he would enter into this Agreement. To the extent that Executive has elected to enter into this Agreement prior to such time, Executive has done so voluntarily, and has knowingly waived such twenty-one (21) day review period.

Executive may revoke this Agreement within a period of seven (7) calendar days after its execution (the “Revocation Period”), by delivery of a notarized written notice of revocation (the “Revocation Notice”) prior to 5:00 p.m. on the last day comprising the Revocation Period to Pamla Hoebener, Vice President, Human Resources, AECOM, 1999 Avenue of the Stars, Suite 2600, Los Angeles, CA 90067. This Agreement shall become irrevocable automatically upon the expiration of the Revocation Period if Executive does not revoke it in the aforesaid manner. In the event that Executive revokes the Agreement, or if for any other reason it is held to be unenforceable, all checks, instruments, funds, or other such payments received by Executive pursuant to the terms of this Agreement shall immediately be returned to the Company.

13.       RETURN OF PROPERTY

Executive agrees that he will return to the Company all property, files, and other Company materials in his possession, with the exception of documents relating to his compensation and benefits to which Executive is entitled, no later than June 30, 2017. Executive further agrees that he will not retain any copies or duplicates of any such Company property.

14.       REMEDIES FOR BREACH OF CERTAIN COVENANTS

Executive agrees that in the event Executive violates the Non-Competition, Non-Solicitation, Non-Disparagement, or Confidentiality sections of this Agreement, the Company will have no further obligation to pay or provide any unpaid portion of the Separation Payments provided by this Agreement, and that Executive will immediately return to Company any of the Separation Payments previously paid under the terms of this Agreement, except for $100 as consideration for the release in paragraph 5 of this Agreement.  Provided, however, that nothing in this paragraph shall limit the Company’s right to pursue any additional remedies available at law or in equity, including but not limited to injunctive relief, for Executive’s violation of those provisions. Despite any breach by Executive, his other obligations under this Agreement, including his waivers and releases, will remain in full force and effect.  Executive further agrees that it is impossible to measure in money the damages which will accrue to the Company by reason of a failure by Executive to perform any of his obligations under Sections 4, 8 and/or 11 of this Agreement.  Accordingly, if the Company or any of its affiliates institutes any action or proceeding to enforce its rights under Sections 4, 8 and/or 11, to the extent permitted by applicable law, Executive hereby waives the claim or defense that the Company or its affiliates has an adequate remedy at law, and Executive shall not claim that any such remedy at law exists.

Failure by either party to enforce any term or condition of this Agreement at any time shall not preclude that party from enforcing that provision, or any other provision, at a later time.

15.       DISPUTE RESOLUTION.

The parties agree that any dispute arising out of or relating to this Agreement or the formation, breach, termination or validity thereof, will be settled by binding arbitration by a panel of three arbitrators in accordance with the commercial arbitration rules of the American Arbitration Association.  The arbitration proceedings will be located in Los Angeles, California.  The arbitrators are not empowered to award damages in excess of compensatory damages and each party irrevocably waives any damages in excess of compensatory damages.  Judgment upon any arbitration award may be entered into any court having jurisdiction thereof and the parties consent to the jurisdiction of any court of competent jurisdiction located in the Central District of California.

16.       NATURE OF AGREEMENT

Executive has reviewed the terms of this Agreement and acknowledges that he has entered into this Agreement freely and voluntarily. Executive agrees and understands that nothing in this Agreement is an admission by the Company of any liability or unlawful conduct whatsoever. The terms described in this Agreement, as well as the PEP and RSU Award Agreements entered into by and between Executive and the Company, constitute the entire agreement between Executive and the Company and may not be altered or modified other than in writing signed by Executive and the Company. No promise, inducement or agreement not expressed herein has been made to Executive in connection with this Agreement, and this Agreement supersedes all prior written or oral agreements, arrangements, communications, commitments or obligations between Executive and the Company. This Agreement may only be modified or amended by virtue of a writing signed by both Executive and the Company.

This Agreement shall be construed and enforced pursuant to the laws of California, applicable to contracts to be performed wholly within the state. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such provision shall become null and void, leaving the remainder of this Agreement in full force and effect.

Executive also acknowledges that he fully understands his right to discuss this Agreement with an attorney, that the Company has advised Executive of this right, that Executive has carefully read and fully understands this entire Agreement, and that Executive is voluntarily entering into this Agreement.

I have read and understand the terms and conditions set forth in the Agreement above, including but not limited to the waiver and release of claims contained herein.  By signing below, I hereby accept and agree to those terms and conditions in exchange for the Separation Payments offered to me.

/s/ Stephen M. Kadenacy
Stephen M. Kadenacy

Date:	June 27, 2017

/s/ M. Burke
on behalf of AECOM
June 27, 2017